Exhibit 10.1

SIXTH AMENDMENT

TO

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GLADSTONE LAND LIMITED PARTNERSHIP

THIS SIXTH AMENDMENT (this “Amendment”) to the FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GLADSTONE LAND LIMITED PARTNERSHIP (the “Partnership”) is made and entered into to be effective as of November 9, 2022. Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 7, 2014 (as amended by the First Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment (each as defined below), collectively, the “Partnership Agreement”).

W I T N E S S E T H:

WHEREAS, the Certificate of Limited Partnership of the Partnership was filed in the office of the Secretary of State of the State of Delaware on December 31, 2003;

WHEREAS, Gladstone Land Partners, LLC, a Delaware limited liability company (the “General Partner”), is the sole general partner of the Partnership;

WHEREAS, Gladstone Land Corporation, a Maryland corporation (the “Parent”), is the sole member of the General Partner;

WHEREAS, pursuant to Section 4.03 of the Partnership Agreement, the General Partner is permitted to cause the Partnership to issue additional Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the Parent) or to other Persons, for such consideration and on such terms and conditions as shall be established by the General Partner and such additional Partnership Units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative participating, optional or other special rights, powers and duties as shall be determined by the General Partner and set forth in a written document thereafter attached to and made an exhibit to the Partnership Agreement (a “Partnership Unit Designation”);

WHEREAS, pursuant to Section 15.15 of the Partnership Agreement, the Partnership Agreement may be amended by the General Partner without the consent of the Limited Partners to set forth the designations, preferences or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of the holders of any additional Partnership Units and to issue additional Partnership Interests in accordance with Section 4.03;

WHEREAS, the General Partner previously established a series of Preferred Units, designated as “Series A Preferred Units” pursuant to that certain First Amendment to First Amended and Restated Agreement of Limited Partnership of the Partnership, dated August 10, 2016 (the “First Amendment”), which set forth the rights and preferences of the Series A Preferred Units;

WHEREAS, all of the outstanding Series A Preferred Units were redeemed effective February 12, 2021;

WHEREAS, the General Partner previously established a series of Preferred Units, designated as “Series B Preferred Units” pursuant to that certain Second Amendment to First Amended and Restated Agreement of Limited Partnership of the Partnership, dated January 10, 2018, as superseded and replaced in its entirety by that certain Third Amendment to the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 30, 2018 (the “Third Amendment”), which sets forth the rights and preferences of the Series B Preferred Units;

WHEREAS, the General Partner previously established a series of Preferred Units, designated as “Series C Preferred Units” pursuant to that certain Fourth Amendment to First Amended and Restated Agreement of Limited Partnership of the Partnership, dated February 20, 2020 (the “Fourth Amendment”), which sets forth the rights and preferences of the Series C Preferred Units;

WHEREAS, the General Partner previously established a series of Preferred Units, designated as “Series D Preferred Units” pursuant to that certain Fifth Amendment to First Amended and Restated Agreement of Limited Partnership of the Partnership, dated January 13, 2021 (the “Fifth Amendment”), which sets forth the rights and preferences of the Series D Preferred Units; and

WHEREAS, the General Partner desires to establish a new series of Preferred Units, which shall be referred to as “Series E Preferred Units”, and to amend the Partnership Agreement, pursuant to, and in accordance with, the Partnership Agreement, for the purpose of setting forth the rights and preferences of the Series E Preferred Units.

NOW, THEREFORE, the General Partner has set forth in this Amendment and in the related Partnership Unit Designation to be attached to and made Exhibit SE to the Partnership Agreement the preferences and other rights, voting powers, restrictions, limitations as to payments, qualifications and terms and conditions of conversion and redemption of the Series E Preferred Units.

1.    Terms of Series E Preferred Units.

(a)    In making distributions pursuant to Article V of the Partnership Agreement and allocations pursuant to Article VI of the Partnership Agreement, the General Partner shall take into account the provisions of Exhibit SE.

2.    Distributions on Winding Up. Article XIII of the Partnership Agreement shall be amended by deleting the existing Section 13.02(a)(iv) and adding the following new Section 13.02(a)(iv):

“Fourth, to the holders of Series B Preferred Units, Series C Preferred Units, Series D Preferred Units and Series E Preferred Units, in accordance with the terms of Exhibit SB-2, Exhibit SC, Exhibit SD and Exhibit SE.”

3.    Exhibits.

(a)	Exhibit SA to the Partnership Agreement is hereby deleted in its entirety and is of no further force or effect.

(b)	Section 2 of Exhibit SB-2 to the Partnership Agreement is hereby deleted in its entirety and replaced as follows:

Rank. Series B Preferred Units will, with respect to distribution rights and rights upon liquidation of the Partnership, rank (a) senior to the OP Units, and to all other classes and series of Units ranking junior to Series B Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership; (b) on a parity with the Series C Preferred Units, Series D Preferred Units and Series E Preferred Units and any other Preferred Parity Units with respect to distribution rights and rights upon liquidation of the Partnership; (c) junior to all classes and series of Units issued by the Partnership, the terms of which specifically provide that such Units rank senior to Series B Preferred Units with respect to distribution rights and rights upon liquidation of the Partnership; and (d) junior to all existing and future indebtedness of the Partnership.

(c)	Section 1 of Exhibit SC to the Partnership Agreement is hereby deleted in its entirety and replaced as follows:

Designation and Number. A series of Partnership Units in the Partnership, designated as the “6.00% Series C Cumulative Redeemable Preferred Units” (the “Series C Preferred Units”) is hereby established. The number of Series C Preferred Units shall be 10,400,000.

(d)	Section 2 of Exhibit SC to the Partnership Agreement is hereby deleted in its entirety and replaced as follows:

Rank. Series C Preferred Units will, with respect to distribution rights and rights upon liquidation of the Partnership, rank (a) senior to the OP Units, and to all other classes and series of Units ranking junior to Series C Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership; (b) on a parity with the Series B Preferred Units, Series D Preferred Units and Series E Preferred Units, and any other Preferred Parity Units with respect to distribution rights and rights upon liquidation of the Partnership; (c) junior to all classes and series of Units issued by the Partnership, the terms of which specifically provide that such Units rank senior to Series C Preferred Units with respect to distribution rights and rights upon liquidation of the Partnership; and (d) junior to all existing and future indebtedness of the Partnership.

(e)	Section 1 of Exhibit SD to the Partnership Agreement is hereby deleted in its entirety and replaced as follows:

Designation and Number. A series of Partnership Units in the Partnership, designated as the “Series D Preferred Units,” is hereby established. The number of Series D Preferred Units shall be 2,415,000.

(f)	Section 2 of Exhibit SD to the Partnership Agreement is hereby deleted in its entirety and replaced as follows:

Rank. Series D Preferred Units shall, with respect to distribution rights and rights upon liquidation of the Partnership, rank (a) senior to the OP Units, and to all other classes and series of Units ranking junior to Series D Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership; (b) on a parity with the Series B Preferred Units, Series C Preferred Units and Series E Preferred Units and any other Preferred Parity Units with respect to distribution rights and rights upon liquidation of the Partnership; (c) junior to all classes and series of Units issued by the Partnership, the terms of which specifically provide that such Units rank senior to Series D Preferred Units with respect to distribution rights and rights upon liquidation of the Partnership; and (d) junior to all existing and future indebtedness of the Partnership.

(g)	The Partnership Agreement is hereby supplemented by adding after Exhibit SD to the Partnership Agreement the following new Exhibit SE to the Partnership Agreement:

EXHIBIT SE

SERIES E PREFERRED UNITS

PARTNERSHIP UNIT DESIGNATION

Reference is made to the First Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”) of Gladstone Land Limited Partnership, a Delaware limited partnership (the “Partnership”), of which this Partnership Unit Designation shall become a part.

Capitalized terms used herein and not defined herein shall have the meanings ascribed thereto in the Partnership Agreement. Section references are (unless otherwise specified) references to sections in this Partnership Unit Designation.

The General Partner has set forth in this Partnership Unit Designation the following description of the preferences and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of a class and series of Partnership Interests to be represented by Partnership Units which shall be referred to as the “5.00% Series E Cumulative Redeemable Preferred Units”:

1.    Designation and Number. A series of Partnership Units in the Partnership, designated as the “5.00% Series E Cumulative Redeemable Preferred Units” (the “Series E Preferred Units”) is hereby established. The number of Series E Preferred Units shall be 16,000,000.

2.    Rank. Series E Preferred Units will, with respect to distribution rights and rights upon liquidation of the Partnership, rank (a) senior to the OP Units, and to all other classes and series of Units ranking junior to Series E Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership; (b) on a parity with the Series B Preferred Units, Series C Preferred Units and Series D Preferred Units, and any other Preferred Parity Units with respect to distribution rights and rights upon liquidation of the Partnership; (c) junior to all classes and series of Units issued by the Partnership, the terms of which specifically provide that such Units rank senior to Series E Preferred Units with respect to distribution rights and rights upon liquidation of the Partnership; and (d) junior to all existing and future indebtedness of the Partnership.

3.    Voting. Holders of Series E Preferred Units shall not have any voting rights, except with respect to those matters required by law.

4.    Nonliquidating Distributions. Except as otherwise provided in Sections 5 and 6 of this Partnership Unit Designation:

(a)    Holders of Series E Preferred Units shall be entitled to receive, when and as authorized by the General Partner and declared by the Partnership out of funds of the Partnership legally available for payment, preferential cumulative cash distributions at the rate of 5.00% per annum of the $25.00 liquidation preference per Series E Preferred Unit, equivalent to a fixed annual amount of $1.25 per Series E Preferred Unit. Distributions on the Series E Preferred Units shall be cumulative from (but excluding) the last day of the Parent’s most recent dividend period for which dividends have been paid by the Parent or, if no dividends have been paid by the Parent, from the date of issuance and shall be payable monthly in arrears on or about the fifth day of each month for dividends accrued the previous month, or such other date as designated by the General Partner. If a Series E Preferred Unit is issued after the record date for the distribution period in which such Series E Preferred Unit is issued, distributions on such Series E Preferred Unit will accrue and be cumulative from the beginning of the first distribution period commencing after its issuance. Any distribution payable on the Series E Preferred Units for any distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable record date, which shall be such date designated by the General Partner that is prior to the applicable distribution payment date.

(b)    No distribution on Series E Preferred Units shall be authorized by the General Partner or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner, the Parent or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c)    Notwithstanding the foregoing, distributions on Series E Preferred Units will accrue whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions, whether or not such distributions are declared and whether or not such distributions are prohibited by agreement. Except as set forth in the next sentence, no distributions will be declared or paid or set apart for payment on Preferred Parity Units, OP Units or other Partnership Units ranking junior to Series E Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership, for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on Series E Preferred Units for all past distribution periods and the then current distribution period. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Series E Preferred Units and other Preferred Parity Units, all distributions declared upon Series E Preferred Units and other Preferred Parity Units shall be declared pro rata so that the amount of distributions declared per Series E Preferred Unit and other Preferred Parity Unit shall in all cases bear to each other the same ratio that accumulated and unpaid distributions per Series E Preferred Unit and other Preferred Parity Unit (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods with respect to any Preferred Parity Units that are not entitled to cumulative distributions) bear to each other.

(d)    Except as provided in the immediately preceding paragraph, unless full cumulative distributions on Series E Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, no distributions (other than in OP Units or other Partnership Units ranking junior to Series E Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership) shall be declared or paid or set aside for payment upon any Preferred Parity Units, OP Units or other Partnership Units ranking junior to Series E Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership, nor shall any Preferred Parity Units, OP Units or other Partnership Units ranking junior to Series E Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Preferred Parity Units, OP Units or other Partnership Units ranking junior to Series E Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership) by the Partnership (except (i) by conversion into or exchange for OP Units or other Partnership Units ranking junior to Series E Preferred Units with respect to distribution rights and rights upon liquidation of the Partnership, (ii) in connection with the redemption, purchase or acquisition of equity securities under incentive, benefit or share purchase plans of the Parent for officers, directors or employees or others performing or providing similar services, or (iii) by other redemption, purchase or acquisition of such equity securities by the Parent for the purpose of preserving the Parent’s ability to qualify to be taxed as a REIT). Nothing in this paragraph shall be construed to prohibit the Parent from acquiring OP Units pursuant to Section 8.06(b) of the Partnership Agreement.

(e)    Holders of Series E Preferred Units shall not be entitled to any distribution in excess of full cumulative distributions on Series E Preferred Units as provided above. Any distribution made on Series E Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series E Preferred Units which may be in arrears.

(f)    In determining whether a distribution (other than upon voluntary or involuntary liquidation), redemption or other acquisition of the Partnership Units or otherwise is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be liquidated at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.

(g)    This Section 4 is intended to provide the Holder of a Series E Preferred Unit with the same entitlement to periodic distributions per Series E Preferred Unit as a holder of a share of 5.00% Series E Cumulative Redeemable Preferred Stock, par value $0.001 per share, of the Parent (“Series E Preferred Stock”) and shall be interpreted consistently therewith.

5.    Liquidation Preference.

(a)    Upon any liquidation of the Partnership, the holders of Series E Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners a liquidation preference equal to the sum of (i) $25.00 per Series E Preferred Unit, and (ii) an amount equal to all accumulated and unpaid distributions up to and including the date of the redemption, in cash or property at its fair market value as determined by the General Partner before any distribution of assets is made with respect to OP Units or other Partnership Units ranking junior to Series E Preferred Units with respect to distribution rights or rights upon liquidation of the Partnership.

(b)    If upon any liquidation of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series E Preferred Units shall be insufficient to pay in full the preferential amount and liquidating payments on any other class or series of Preferred Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series E Preferred Units and any such other Preferred Parity Units ratably in the same proportion as the respective amounts that would be payable on such Series E Preferred Units and any such other Preferred Parity Units if all amounts payable thereon were paid in full.

(c)    Written notice of any such liquidation of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each holder of Series E Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership.

(d)    Upon the liquidation of the Partnership, after payment shall have been made in full in respect of the Series E Preferred Units, the holders of Series E Preferred Units shall not be entitled to receive any further amounts in respect of Series E Preferred Units.

(e)    None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a sale, lease or conveyance of all or substantially all of the Partnership’s property shall be considered a liquidation of the affairs of the Partnership for purposes of this Section 5.

6.    Redemption.

(a)    In the event that shares of Series E Preferred Stock are redeemed for cash in accordance with the governing documents of the Parent, then, concurrently therewith, an equivalent number of Series E Preferred Units held by the Parent shall be automatically redeemed for the same amount of cash paid with respect to the redeemed shares of Series E Preferred Stock. Any such redemption of Series E Preferred Units will be effective at the same time as the redemption of the corresponding shares of Series E Preferred Stock.

(b)    On or after the later of (1) the date that is twelve (12) months after the date of the issuance of Series E Preferred Units by the Partnership to a holder of Series E Preferred Units (other than the Parent), and (2) December 31, 2025, such holder shall have the right (subject to the terms and conditions set forth herein and in any other such agreement, as applicable) to require the Partnership to redeem all or a portion of such Series E Preferred Units that have been held for at least twelve (12) months (such Series E Preferred Units being hereafter referred to as “Tendered Series E Units”) in exchange for the Series E Cash Amount (such redemption, a “Series E Redemption”), from time to time, unless the terms of such Series E Preferred Units or a separate agreement entered into between the Partnership and such holder of Series E Preferred Units with respect to such Series E Preferred Units provide that such Series E Preferred Units are not entitled to a right of Series E Redemption or provide for a shorter or longer period before such holder of Series E Preferred Units may exercise such right of Series E Redemption or impose conditions on the exercise of such right of Series E Redemption. Any Series E Redemption shall be exercised pursuant to a Notice of Redemption delivered to the General Partner by the holder of Series E Preferred Units who is exercising such right (the “Tendering Series E Holder”). The Series E Cash Amount shall be payable to the Tendering Series E Holder on the Specified Redemption Date. The Tendering Series E Holder shall have no right, with respect to any Series E Preferred Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date.

(c)    Notwithstanding Section 6(b) above, if a Tendering Series E Holder has delivered to the General Partner a Notice of Redemption then the Parent (subject to the limitations on ownership and transfer of REIT Shares set forth in the Charter) may elect to assume and satisfy the Partnership’s Series E Redemption obligation and acquire some or all of the Tendered Series E Units from the Tendering Series E Holder in exchange for the Series E REIT Shares Amount and, if the Parent so elects, the Tendering Series E Holder shall exchange the Tendered Series E Units for the Series E REIT Shares Amount. In such event, the Tendering Series E Holder shall have no right to cause the Partnership to redeem such Tendered Series E Units for cash. The Parent shall give such Tendering Series E Holder written notice of its election on or before the close of business on the fifth (5th) Business Day after its receipt of the Notice of Redemption.

(d)    The Series E REIT Shares Amount, if applicable, shall be delivered as duly authorized, validly issued, fully paid and nonassessable shares of Series E Preferred Stock and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the Charter or the Bylaws of the Parent, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such shares of Series E Preferred Stock entered into by the Tendering Series E Holder. Notwithstanding any delay in such delivery (but subject to Section 6(f)), the Tendering Series E Holder shall be deemed the owner of such shares of Series E Preferred Stock for all purposes, including without limitation, rights to vote or consent, and receive dividends, as of the Specified Redemption Date. In addition, the shares of Series E Preferred Stock for which the Tendered Series E Units might be exchanged shall also bear the legend set forth in the Charter.

(e)    Each Tendering Series E Holder covenants and agrees with the General Partner that all Tendered Series E Units shall be delivered to the General Partner free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims and/or encumbrances exist or arise with respect to such Tendered Series E Units, the General Partner shall be under no obligation to acquire the same. Each Tendering Series E Holder further agrees that, in the event any state or local property transfer tax is payable as a result of the transfer of its Tendered Series E Units to the General Partner (or its designee), such Tendering Series E Holder shall assume and pay such transfer tax.

(f)    Notwithstanding the provisions of Sections 6(b), 6(c) or 6(d) or any other provision of this Partnership Unit Designation, a Tendering Series E Holder (i) shall not be entitled to effect a Series E Redemption for cash or an exchange for shares of Series E Preferred Stock to the extent the ownership or right to acquire shares of Series E Preferred Stock pursuant to such exchange by such Tendering Series E Holder on the Specified Redemption Date could cause such Tendering Series E Holder or any other Person to violate the restrictions on ownership and transfer of REIT Shares set forth in the Charter of the Parent and (ii) shall have no rights under this Agreement to acquire shares of Series E Preferred Stock which would otherwise be prohibited under the Charter. To the extent any attempted Series E Redemption or exchange for shares of Series E Preferred Stock would be in violation of this Section 6(f), it shall be null and void ab initio and such Tendering Series E Holder shall not acquire any rights or economic interest in the cash otherwise payable upon such Series E Redemption or the shares of Series E Preferred Stock otherwise issuable upon such exchange.

(g)    Notwithstanding anything herein to the contrary (but subject to Section 6(f)), with respect to any Series E Redemption or exchange for shares of Series E Preferred Stock pursuant to this Section 6: (i) without the consent of the General Partner, each holder of Series E Preferred Units may effect a Series E Redemption only one time in each fiscal quarter; (ii) without the consent of the General Partner, each holder of Series E Preferred Units may not effect a Series E Redemption for less than 1,000 Series E Preferred Units or, if such holder holds less than 1,000 Series E Preferred Units, all of the Series E Preferred Units held by such holder; (iii) without the consent of the General Partner, each holder of Series E Preferred Units may not effect a Series E Redemption during the period after the Partnership Record Date with respect to a distribution and before the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution; (iv) the consummation of any Series E Redemption or exchange for shares of Series E Preferred Stock shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (v) each Tendering Series E Holder shall continue to own all Series E Preferred Units subject to any Series E Redemption or exchange for shares of Series E Preferred Stock, and be treated as a Limited Partner with respect to such Series E Preferred Units for all purposes of the Partnership Agreement, until such Series E Preferred Units are transferred to the General Partner and paid for or exchanged on the Specified Redemption Date. Until a Tendering Series E Holder receives shares of Series E Preferred Stock on an applicable Specified Redemption Date, the Tendering Series E Holder shall have no rights as a stockholder of the Parent with respect to such Tendering Series E Holder’s Series E Preferred Units that are tendered for such shares of Series E Preferred Stock.

(h)    In the event that the Partnership issues additional Partnership Interests to any Additional Limited Partner pursuant to Section 4.04 of the Partnership Agreement, the General Partner shall make such revisions to this Section 6 as it determines are necessary to reflect the issuance of such additional Partnership Interests.

(i)    Definitions. As used in this Section 6:

(1)    “Series E Adjustment Factor” means 1.0; provided, however, that in the event that:

(a)    the Parent (1) declares or pays a dividend on its outstanding shares of Series E Preferred Stock wholly or partly in shares of Series E Preferred Stock or makes a distribution to all holders of its outstanding shares of Series E Preferred Stock wholly or partly in shares of Series E Preferred Stock, (2) splits or subdivides its outstanding shares of Series E Preferred Stock or (3) effects a reverse stock split or otherwise combines its outstanding shares of Series E Preferred Stock into a smaller number of shares of Series E Preferred Stock, the Series E Adjustment Factor shall be adjusted by multiplying the Series E Adjustment Factor previously in effect by a fraction, (A) the numerator of which shall be the number of shares of Series E Preferred Stock issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (B) the denominator of which shall be the actual number of shares of Series E Preferred Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination; and

(b) a Successor Entity shall acquire a majority of the issued and outstanding shares of stock of the Parent (by vote or value) pursuant to any merger, consolidation or combination of the Parent and such Successor Entity, the Series E Adjustment Factor shall be adjusted by multiplying the Series E Adjustment Factor by the number of shares of the Successor Entity into which one share of Series E Preferred Stock is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination.

Any adjustments to the Series E Adjustment Factor shall become effective immediately after the effective date of such event, retroactive to the record date, if any, for such event. Notwithstanding the foregoing, the Series E Adjustment Factor shall not be adjusted in connection with an event described in subsection (a)above if, in connection with such event, the Partnership makes a distribution of cash, Partnership Units, REIT Shares and/or rights, options or warrants to acquire Partnership Units and/or REIT Shares with respect to all applicable OP Units (including LTIP Units) or effects a reverse split of, or otherwise combines, the OP Units (including LTIP Units), as applicable, that is comparable as a whole in all material respects with such an event, or if in connection with an event described in clause (b) above, the consideration in Section 11.02(b) of the Partnership Agreement is paid to the Holders that own Series E Preferred Units (if applicable).

The Partnership shall notify any holder of Series E Preferred Units, on written request, of the then current Series E Adjustment Factor or any change made to the Series E Adjustment Factor.

(2)    “Series E Cash Amount” means, with respect to a Tendering Series E Holder, an amount of cash equal to the product of (A) $25.00 and (B) such Tendering Series E Holder’s Series E REIT Shares Amount determined as of the date of receipt by the General Partner of such Tendering Series E Holder’s Notice of Redemption or, if such date is not a Business Day, the immediately preceding Business Day.

(3)    “Series E REIT Shares Amount” means a number of shares of Series E Preferred Stock equal to the product of (a) the number of Tendered Series E Units and (b) the Series E Adjustment Factor in effect on the Specified Redemption Date with respect to such Tendered Series E Units; provided, however, that in the event that the Parent issues to all holders of shares of Series E Preferred Stock as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the Parent’s stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “Series E Rights”), with the record date for such Series E Rights issuance falling within the period starting on the date of the Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Series E Rights will not be distributed before the relevant Specified Redemption Date, then the Series E REIT Shares Amount shall also include such Series E Rights that a holder of that number of shares of Series E Preferred Stock would be entitled to receive, expressed, where relevant hereunder, in a number of shares of Series E Preferred Stock determined by the General Partner.

7.    No Conversion. Except as provided in Section 6, Series E Preferred Units are not convertible into or exchangeable for any other securities or property.

8.    No Maturity or Sinking Fund. The Series E Preferred Units have no maturity date. No sinking fund has been established for the retirement or redemption of Series E Preferred Units.

[Signature Page Follows.]

IN WITNESS WHEREOF, Gladstone Land Partners, LLC, as the sole general partner of the Partnership, has executed this Amendment as of the date first written above, and the Partnership Agreement is hereby amended by giving effect to the terms set forth herein as of such date.

GENERAL PARTNER:

Gladstone Land Partners, LLC

By: Gladstone Land Corporation, its sole member

By:	/s/ David J. Gladstone
Name:	David J. Gladstone
Title:	Chief Executive Officer

Signature Page to Sixth Amendment to First Amended and Restated Agreement of Limited Partnership of Gladstone Land Limited Partnership